Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

TILRAY, INC.

The undersigned, for the purposes of amending the amended and restated certificate of incorporation of Tilray, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

ONE:The original certificate of incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on January 24, 2018, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

TWO:The amended and restated certificate of incorporation of the Corporation (the “First Amended and Restated Certificate”), which amended and restated in its entirety the Original Certificate, was filed with the Secretary of State of the State of Delaware on July 23, 2018.

THREE:The amended and restated certificate of incorporation of the Corporation (the “Second Amended and Restated Certificate”), which amended and restated in its entirety the First Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on December 12, 2019.

FOUR:The certificate of retirement of Class 1 common stock of the Corporation (the “Certificate of Retirement”), which amended certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on October 1, 2020.

FIVE:The certificate of amendment (the “First Certificate of Amendment”), which amended certain provisions of the Second Amended and Restated Certificate, was filed with the Secretary of State of the State of Delaware on September 10, 2021.

SIX:This second certificate of amendment amends certain provisions of the Second Amended and Restated Certificate, as amended by the Certificate of Retirement and the First Certificate of Amendment (as so amended, the “Existing Certificate”) and shall become effective at the time of filing with Secretary of State of the State of Delaware.

SEVEN:The text of Article I of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

“The name of this corporation shall be Tilray Brands, Inc. (the “Company”).”

EIGHT:The foregoing amendment to the Existing Certificate has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the DGCL.

NINE:Other than as set forth in this second certificate of amendment, the Existing Certificate shall remain in full force and effect, without modification, amendment or change.

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The Corporation has caused this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Global General Counsel and Corporate Secretary on January 10, 2022.

TILRAY, INC.

/s/ Mitchell Gendel Mitchell Gendel

Global General Counsel and Corporate Secretary